CELADON GROUP CHAIRMAN AND CHIEF EXECUTIVE OFFICER ENTERS INTO
ZERO-COST COLLAR TRANSACTION

INDIANAPOLIS, IN - February 27, 2006 - Celadon Group, Inc. (NASDAQ-CLDN) announced today that Stephen Russell, the Company's Chairman and Chief Executive Officer, has entered into a zero cost collar transaction involving about 22% of his shares.

Mr. Russell stated: "My level of commitment to the Company, and my degree of confidence in its future, are very high, which is why I focused on a collar strategy that will allow me to keep these shares and participate in a substantial portion of future price appreciation. A meaningful part of my net worth is invested in Celadon's common stock. I have been extremely happy with that investment over the past several years, and I remain optimistic about the future. Moreover, with the recent grant of 225,000 shares under stock options and restricted stock, my incentive to create value has only increased. The 262,500 shares covered by the collar are 22% of my total stock and stock option holdings, enabling me to retain approximately 939,000 additional shares and options.

"With a meaningful portion of my net worth concentrated in equities, a member of our bank group suggested that I consider ways to protect against the potential of a market event or decline in share price. Because of my desire to retain my Celadon shares and continue to have a meaningful upside opportunity, a zero cost collar was identified as a logical choice. Under the collar, I will benefit from any future appreciation in Celadon's stock price, up to an agreed amount, over the next two years. The collar will also provide protection against price decreases greater than a negotiated threshold. At expiration, the collar will be settled in cash."

Founded in 1985, Celadon Group Inc. (www.celadongroup.com) is a truckload carrier headquartered in Indianapolis that operates in the U.S., Canada and Mexico. Celadon also owns TruckersB2B Inc. (www.truckersb2b.com) which provides cost savings to about 20,000 member fleets.

Celadon is traded on the Nasdaq under the ticker symbol CLDN and is a component of the Russell Microcap Index.

Contact:

Celadon Group, Inc.
Craig M. Koven, 800-CELADON Ext. 3812
317-972-7041 Direct
317-408-4859 Mobile
ckoven@celadontrucking.com